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                               Exhibit 13
                               ----------

                         Purchase Agreement with
                  General American Life Insurance Company


                           PURCHASE AGREEMENT


      This PURCHASE AGREEMENT is made and entered into this 16th day of February, 1993, by and between The Walnut Street Funds, Inc., a Maryland corporation (the "Seller") and General American Life Insurance Company, a Missouri mutual company ("Purchaser").

      WITNESSETH THAT:

      WHEREAS, the Seller is organized as an open end diversified management investment company authorized to issue shares in series; and

      WHEREAS, the Seller's initial series of shares is The Walnut Street Prime Reserve Fund, par value $.001 per share (the "Shares"); and

      WHEREAS, the Purchaser has previously purchased 1000 Shares, which constitute all of the issued and outstanding shares of the Seller; and

      WHEREAS, the Seller intends to file a Registration Statement on Form N-1A (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register an indefinite number of Shares for offer and sale to the public; and

      WHEREAS, the Seller and Purchaser desire to provide for additional purchases of Shares by the Purchaser on the terms and conditions hereinafter set forth;

      NOW THEREFORE, in consideration of the premises and the mutual promises, covenants, and agreements hereinafter set forth, the parties hereby agree a follows:

      1. Within thirty days after the Seller files the Registration Statement with the Commission and before the Registration Statement is declared effective by the Commission, upon receipt of notice from the Seller, the Purchaser shall purchase an additional 100,000 Shares from the Seller, and the Seller shall sell such Shares to the Purchaser, at a purchase price of $1.00 per Share. The closing for such purchase shall occur on the first business day after the Purchaser's receipt of the Seller's notice, and at the closing, the Purchaser shall deliver $100,000 to the Seller, and the Seller shall deliver a certificate for 100,000 to the Purchaser.

      2. The Purchaser represents and warrants to the Seller that it shall purchase the Shares as provided in paragraph 1 of this Agreement solely for investment purposes and not with the view to any resale or other distribution of such Shares and that the Purchaser has no present intention of disposing of any such Shares.

      3. The Purchaser hereby agrees that if it presents any of the Shares it purchased hereunder or prior hereto for redemption by the Seller during the sixty months after the Seller commences its public offering of Shares pursuant to the Registration Statement, the Purchaser will reimburse the Seller for any unamortized amortization or initial offering expenses actually incurred by the



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Seller and not otherwise reimbursed in the same proportion that the number of
Shares purchased under this Agreement or prior hereto being redeemed bears to the number of Shares purchased under this Agreement and prior hereto outstanding at the time of redemption.

      4. This Agreement shall be binding on the parties hereto and their successors and assigns and shall be governed by and construed in accordance with the laws of the State of Missouri.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the --- day of February 1993.


                                    THE WALNUT STREET FUNDS, INC.



                                    By:/S/ Timothy C. Nicholson
                                       ------------------------------
                                          Title:


                                    GENERAL AMERICAN LIFE INSURANCE COMPANY



                                    By:/S/ Leonard M. Rubenstein
                                       ------------------------------
                                          Title:


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